Exhibit 99.1

December 13, 2010

A. O. Smith Reaches Agreement to Sell Electric Motor Division

to Regal Beloit Corporation for $875 Million

Company Intends To Explore High-Growth Markets and Expansion Opportunities

into New Geographies and Adjacent Technologies

Milwaukee, Wis.—A. O. Smith Corporation (NYSE: AOS) announced today it has entered into a definitive agreement to sell its Electrical Products Company, an operating segment that is one of the largest manufacturers of electric motors for residential and commercial applications in North America, to Regal Beloit Corporation (NYSE:RBC) for approximately $875 million, comprised of $700 million in cash and approximately 2.83 million shares of Regal Beloit common stock (having a market value of approximately $175 million based on the 10 day trailing average stock price). The transaction, which has been approved by both companies’ boards of directors, is expected to close in the first half of 2011.

Commenting on the timing and the merits of the transaction, A. O. Smith Chairman and Chief Executive Officer Paul W. Jones said, “The electric motor industry has been undergoing a significant transformation over the last several years due to global consolidation and the emergence of a number of international competitors. The consolidation in the marketplace, which has accelerated this year, prompted us to evaluate the potential sale of our motor business, with the expectation that we would reinvest the proceeds into high growth opportunities.”

“We are very excited about the prospects of Electrical Products combining with Regal Beloit. We have tremendous respect for their organization and feel they are a world class company. While we received strong interest from a number of companies, Regal Beloit’s proposal provided the best value for our shareholders, customers, and employees. Regal Beloit has a long-standing track record for excellence in the manufacturing of mechanical and electric motion control and power generation products. Aligning our Electrical Products division with Regal Beloit will afford our customers and employees a platform with the size, scope, and global presence needed to be competitive in this dynamic market,” Jones continued.

“This transaction is strong evidence of our Electrical Products team’s success at structuring and operating this business to maximize profitability, even during the recently difficult market environment. Four years ago, they identified a roadmap for improvement, diligently stuck to that roadmap, and re-emerged as a much stronger business with substantially higher operating margins,” Jones said.

With the sale of its electrical products business, A. O. Smith Corporation’s core business will be manufacturing residential and commercial water heating equipment and water purification equipment, which reported sales of $1.1 billion for the first nine months of 2010. The company remains committed to building on its leadership in the water heating equipment business, continuing to offer a comprehensive product line featuring the best-known brands in North America and China.

Commenting on the use of proceeds from the proposed sale of its electrical products business, Jones said, “We intend to use these proceeds to explore opportunities in high growth markets and expansion into new geographies and adjacent technologies that complement our manufacturing, engineering, and distribution strengths, with an emphasis on water-related technologies.”

Regal Beloit Corporation, headquartered in Beloit, Wisconsin, is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world. Regal Beloit has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe, and Asia.

A. O. Smith Electrical Products Company manufactures an extensive line of fractional horsepower, integral horsepower, and hermetic motors for residential, and commercial applications. For the first nine months of 2010, the division reported operating earnings of $61.9 million on sales of $539.4 million. Headquartered in Tipp

City, Ohio, the electric motor division employs approximately 7,800 people at 20 manufacturing plants in the United States, Mexico, China, and England. The division also has distribution centers in the United States and sales/distribution offices in Singapore and Dubai.

The sale is conditioned upon customary terms and conditions as well as the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other governmental approvals. The two parties expect to close on the transaction in the first half of 2011. There are no financing conditions to the transaction.

Greenhill & Co. acted as financial advisor to A. O. Smith. Latham & Watkins LLP acted as counsel to the Company.

A. O. Smith will broadcast a live conference call to discuss the transaction at 11:00 a.m. (Eastern Daylight Time) on Monday, December 13, 2010. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: the failure to receive, on a timely basis or otherwise, the required approvals from the government or regulatory agencies (including the terms of such approvals); and the risk that a condition to closing of the sale may not be satisfied. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China.